Testing the Waters Materials Related to Series #OBAMABALL

From the Rally App:

#OBAMABALL

OBAMA/LEBRON/KOBE AUTOGRAPHED PICK-UP GAME BASKETBALL

THIS INITIAL OFFERING IS COMING SOON!

CURRENT VALUE: $105,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

Letter of Authenticity

Thursday, January 13, 2022

Certification Number: AL05363

To Whom It May Concern:

PSA/DNA Authentication Services has examined this NBA All-Stars and Barack Obama multi-signed basketball (with 5 signatures). In our opinion, the aforementioned signature(s) is/are authentic.

Signatures include Barack Obama, LeBron James, Carmelo Anthony and Hall of Fame inductees Kobe Bryant and Magic Johnson.

The signature(s) is/are consistent considering slant, flow, pen pressure, letter size, and other characteristics that are typical of the other exemplars that we have examined in our hobby and professional career.

As part of the authentication process, the item has been permanently marked with proprietary invisible ink that contains a patented strand of synthetic DNA, which will fluoresce under a calibrated laser. In addition, a tamper-evident label containing a unique alphanumeric certification number has been placed on the item or on this Letter of Authenticity.

Verify the validity of the certification number and exact image at PSAcard.com/DNAcert.

On behalf of the authentication team,

Jackie Curiel
PSA Chief of Staff

The Foundation of All Great Collections

800-325-1121
PSAcard.com/DNAcert

PSA DNA AUTHENTICATION SERVICES

follow @PSAcard

PSA AL05363

P.O. Box 6180
Newport Beach, CA 92658

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"For my 49th birthday, we had an All-Star Game that was just kind of for us. LeBron came...all these amazing NBA players."

PRESIDENT OBAMA

On the Secret Pick-Up Game

#OBAMABALL

OBAMA/LEBRON/KOBE AUTOGRAPHED PICK-UP GAME BASKETBALL

The most star-studded basketball game in recent memory didn't take place on an NBA court. Even weirder? In a game featuring LeBron James, Kobe Bryant, Magic Johnson, and Carmelo Anthony, the most famous player had never made it past the bench on his high school team. That's because this game was hosted by President Obama for his 49th birthday at Fort McNair, a few minutes from the White House. Reporters were barred from the gym, as the 44th President of the United States "just wanted to play." #OBAMABALL emerged from that secretive game, signed by Obama, LeBron, Kobe, Magic, and Carmelo.

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DESCRIPTION OF SERIES 2010 OBAMA SIGNED BASKETBALL

Investment Overview

•Upon completion of the Series #OBAMABALL Offering, Series #OBAMABALL will purchase a 2010 Basketball Signed by Barack Obama, Kobe Bryant, LeBron James, Magic Johnson, and Carmelo Anthony for Series #OBAMABALL (The “Series 2010 Obama Signed Basketball” or the “Underlying Asset” with respect to Series #OBAMABALL, as applicable), the specifications of which are set forth below.

•Barack Obama was the 44th President of the United States. Serving two terms from 2008-2016, Obama’s election was a landmark moment in American history as he became the country’s first black president.

•Obama played basketball since he was a kid and was known to invite some of the biggest NBA stars in the world to the White House for pick-up games during his presidency.

•The Underlying Asset is a 2010 Basketball Signed by Barack Obama, Kobe Bryant, LeBron James, Magic Johnson, and Carmelo Anthony.

Asset Description

Overview & Authentication

•Barack Obama was born on August 4, 1961, in Hawaii.

•In 2004, Obama was elected to the position of U.S. Senator from Illinois.

•At Hawaii’s Punahou School, Obama played on the J.V. and varsity basketball teams, even winning a state championship in 1979. According to a former coach: “He would carry his books in one hand and his ball in the other… He lived across the street from school and before classes he’d shoot baskets on the outside courts, then at lunch he’d shoot more baskets, then I’d have him for three hours, then he’d go home, eat supper, and then be outside again shooting baskets.”

•Obama played basketball for two hours on election day in 2008.

•According to the Obama White House website: “Shortly after taking office, President Obama had the White House tennis court adapted so it could be used for both tennis and basketball. The White House has had a smaller outdoor court since 1991, but the adapted tennis court allows enough room for a full court game of basketball. The new court has played host to a number of distinguished visitors, from college basketball championship teams to Wounded Warrior players.”

•According to ESPN, President Obama invited a handful of basketball players to play a pickup game for his 49th birthday. Present at the game was Kobe Bryant, LeBron James, Magic Johnson, and Carmelo Anthony, in addition to Dwyane Wade, Derrick Rose, Bill Russell, and Maya Moore. “The reporters assigned to keep tabs on the president were shut out of the gym, forced to wait in vans outside. Asked why media coverage was blocked, White House Press Secretary Robert Gibbs said Obama ‘just wanted to play.’”

•President Obama wrote in his 2020 memoir that he briefly coached his daughter Sasha’s basketball team.

•The Underlying Asset has authenticated by James Spence Authentication (JSA) with Certification No. X05125.

Notable Features

•The Underlying Asset is a 2010 Basketball Signed by Barack Obama, Kobe Bryant, LeBron James, Magic Johnson, and Carmelo Anthony.

Notable Defects

•The Underlying Asset’s condition is consistent with its authenticity grade from JSA and Letter of Opinion from PSA/DNA.

Details

Series 2010 Obama Signed Basketball

Sport	Basketball
Game Location	Fort McNair
Year	2010
Player Signature	Barack Obama
Signature Grade	9/10
Player Signature	LeBron James
Signature Grade	8/10
Player Signature	Kobe Bryant
Signature Grade	9/10
Player Signature	Magic Johnson
Signature Grade	8/10
Player Signature	Carmelo Anthony
Signature Grade	7/10
Memorabilia Type	Signed Basketball
Manufacturer	Spalding
Authentication	James Spence Authentication (JSA)
Grade	Authentic
Certification No.	X05125

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 2010 Obama Signed Basketball going forward.